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Exhibit 5.2

Opinion of Carter, Ledyard & Milburn as to legality of Notes

March 11, 2002

Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, California 92008

Re:	Invitrogen Corporation 2 1/4% Convertible Subordinated Notes Due 2006

Ladies and Gentlemen:

        We have acted as special New York counsel for Invitrogen Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of its 2 1/4% Convertible Subordinated Notes due December 15, 2006 (the "Notes") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules").

        In connection with the opinion expressed herein, we have examined the form of Indenture dated as of December 11, 2000 (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A., and the form of Note both as distributed to us by e mail on February 28, and March 8, 2002. We have made no independent investigation of fact. We have made such investigations of law as we have deemed necessary. In providing the opinion hereafter set forth, we have assumed the due authorization, execution, authentication, issuance and delivery of the Indenture and the Notes and that the Indenture and the Notes are enforceable against each of the parties thereto, other than the Company. In addition, we have assumed that the Indenture and Notes so executed and delivered are identical to the forms of the same delivered to us.

        Based upon the foregoing and subject to the matters hereinafter set forth we are of the opinion that the choice of New York law in the Indenture and the Notes will be enforced by a New York court pursuant to § 5 1401 of the New York General Obligations Law and that the Indenture and the Notes, when duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws relating to or affecting enforcement of creditors' rights or by the availability of equitable remedies; provided, however, that no opinion is expressed as to the enforceability of any claim for Special Interest accrued after acceleration of the Notes.

        We are not admitted to practice in any jurisdiction other than the State of New York and do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the State of New York. The opinion is furnished for your benefit, and no other person or entity is entitled to rely on this opinion without our express written consent. This opinion may not be published or reproduced in any manner or distributed or circulated to any person or entity without our express written consent; provided, however, that we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" therein. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion speaks as of the date hereof, and we undertake no obligation to update this opinion after the date hereof.

Very truly yours,
/s/ Carter Ledyard & Milburn

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Opinion of Carter, Ledyard & Milburn as to legality of Notes